EXHIBIT 99.1

ServiceSource Reports Record Fourth Quarter and Full 2011 Financial Results

  Announces fourth quarter revenue of $60.8 million and full year revenue of $205.5 million, up 37% and 34% year-over-year, respectively.
  Exceeds adjusted EBITDA, net income and non-GAAP EPS guidance for fourth quarter 2011 and full year.
  Achieves 2011 adjusted EBITDA of $17.8 million, net income of $15.1 million and non-GAAP diluted EPS of $0.09.
  Increases ACV to $240 million, a 35% increase from $178 million last year.
  Surpasses $7 billion in service revenue opportunity under management across more than 120 engagements for approximately 70 customers, including industry-leaders such as Google, SuccessFactors and VMware.

SAN FRANCISCO, Feb. 6, 2012 (GLOBE NEWSWIRE) -- ServiceSource (Nasdaq:SREV), the global leader in Service Revenue Management, today announced record financial results for the fourth quarter and fiscal year ended December 31, 2011.

"2011 was a strong year for ServiceSource, and our fourth quarter performance was an excellent way to finish the year. We executed on our corporate objectives, exceeded our financial goals and drove momentum throughout the business," said Mike Smerklo, Chairman and CEO of ServiceSource. "We continue to raise our brand awareness in the industry through investments in sales and marketing, our unique value proposition, innovative technology and the results we drive for our customers. We are proud of our accomplishments in 2011 and excited to pursue the $250 billion market opportunity in front of us."

Revenue was $60.8 million in the fourth quarter, representing a 37% increase over the $44.5 million in the prior year. Revenue for the full year was $205.5 million, up 34% from $152.9 million in 2010.

For the fourth quarter of fiscal year 2011, adjusted EBITDA was $9.3 million, compared to $3.7 million for the same period last year. Net income was $1.7 million, or $0.02 per diluted share, compared to a net loss of $1.3 million, or $0.02 per diluted share for the same period last year. Non-GAAP diluted EPS was $0.06 per share, compared to $0.02 per share for the same period last year.

For the full year 2011, adjusted EBITDA was $17.8 million, compared to $15.4 million for fiscal year 2010. Net income was $15.1 million, or $0.21 per diluted share, compared to a net loss of $2.6 million, or $0.04 per share for 2010. Full year results reflect a one-time tax benefit of $20.7 million as a result of the Company's conversion from a limited liability corporation to a Delaware corporation. Non-GAAP diluted EPS was $0.09 per share, compared to $0.10 per share for 2010.

Adjusted EBITDA and non-GAAP EPS are defined and reconciled to our GAAP net loss below.

"We are pleased to report our fourth quarter results, rounding out a successful performance in our first year as a public company," said David Oppenheimer, CFO of ServiceSource. "Going into 2012, we are more focused than ever on capitalizing on our momentum and investing strategically in the business in sales and marketing and our industry-leading technology. We believe we have a unique opportunity to extend our market leadership and create a broader foundation for long term success."

Fourth Quarter and 2011 Business Highlights:

  In the fourth quarter, the Company signed several new customer relationships, including market-leaders like BMC, Equinix, Google, Mitel, Psion and Webtrends, and expanded multiple existing relationships. Approximately 70% of the ACV added in the fourth quarter came from new customer relationships. Throughout 2011, the Company added numerous brand names to its customer list, such as FICO, Good Technology, Polycom and Siemens Enterprise Communications.

  In the fourth quarter, ServiceSource announced successful deployments of its Subscription Lifecycle Management solution for XaaS companies such as Equinix, Google and Webtrends, among others. Other deployments in the year included leaders in the XaaS and subscription markets such as Deltek, Red Hat, SuccessFactors, WebEx and Xactly.

  The Company also expanded its presence in new vertical markets, such as healthcare life sciences. ServiceSource signed a new customer agreement with Carestream Health in the fourth quarter and announced a major expansion with GE Healthcare in Asia Pacific during the year. In the fourth quarter, ServiceSource also added Gerber Scientific, a leading supplier of automated manufacturing systems.

  ServiceSource continued its growth in international markets, highlighting the expansion of its Singapore office and its Global Sales Operations Center in Kuala Lumpur. Companies such as Avaya, F5 Networks, GE Healthcare, Hitachi Data Systems and Intergraph started or expanded relationships with ServiceSource in Asia Pacific. ServiceSource also continued to experience strong growth in EMEA, announcing new deployments in the region with customers such as Blue Coat, EMC and Riverbed Technology.

  ServiceSource produced several new releases on its technology platform in 2011, including:

Subscription Lifecycle Management – a solution tailored for XaaS companies and others with subscription-driven businesses.

Fall 2011 Release of Analytics Cloud – a new analytics dashboard enabling organizations to access and share global performance dashboards across business lines, provide reliable forecasting and reporting on outstanding and future renewal opportunities, and share historical renewal information.

  At its annual customer SUMMIT events, ServiceSource unveiled its vision for the next major release of the Service Revenue Performance CloudTM, code-named Avalon, which unites over ten years of focus and experience managing recurring service revenue with the advantages and data capabilities of tomorrow's collaborative cloud technology.

  The Company hosted highly successful Service Revenue Management industry events in North America, EMEA and Asia Pacific. These events were highlighted by leading companies, such as Juniper Networks, Microsoft, NetApp and VMware sharing their experiences of how ServiceSource's technologies and comparative analytics help increase revenue and customer loyalty in their businesses.

  The Company was named among the 101 Best and Brightest Companies To Work For™ in the U.S. by the National Association for Business Resources (NABR), reflecting its strong Company culture and ability to attract and retain talented employees.

  ServiceSource maintained a strong focus on giving back to its local communities with global corporate social responsibility initiatives. ServiceSource's Nashville office participated in a fundraiser for the St. Baldrick's Foundation and raised over $100,000 to help fight against kids' cancer. The Company also sponsored the Silicon Valley ServiceSource Challenge, which generated over $113,000 for Bay Area-based charities.

  ServiceSource increased its visibility in the industry as research firms, such as Gartner and IDC, published reports highlighting the Company's message and validating the challenges and opportunities in the service revenue market.

Business Outlook

The Company provided the following commentary on its business outlook:

  First quarter 2012: The Company expects revenue for the first quarter of 2012 to be in the range of $55 million to $56 million, adjusted EBITDA of approximately $2.0 million to $2.5 million, net loss of $3.0 million to $3.5 million, and non-GAAP net loss per diluted share of approximately $0.01 per share to break-even. Non-GAAP earnings per share assume a tax rate of 40% and approximately 80 million fully-diluted shares outstanding.

  Full year 2012: The Company expects 2012 revenue to be in the range of $242 million to $247 million, adjusted EBITDA to be in the range of $15 million to $17 million, net loss to be in the range of $9.0 million to $11.0 million, and non-GAAP net income per diluted share to be in the range of $0.04 to $0.06. Non-GAAP earnings per share assume a tax rate of 40% and approximately 83 million fully-diluted shares outstanding.

  The Company ended the year with $240.2 million in ACV (annual contract value), an estimate of the annual revenue from the contracts managed by ServiceSource as of December 31, 2011.

Quarterly Conference Call

ServiceSource will discuss its quarterly results today via teleconference at 1:30 p.m. Pacific Time (4:30 p.m. Eastern Time). To access the call, please dial (877) 293-5486 or outside the U.S. (914) 495-8592, at least five minutes prior to the 1:30 p.m. PT start time. A live webcast of the call will also be available at http://ir.servicesource.com/events.cfm under the Events and Presentations menu. An audio replay will be available following the call by calling (855) 859-2056 or (404) 537-3406, with Conference ID 40702907. The replay will also be available on the Company's website at http://ir.servicesource.com.

About ServiceSource

ServiceSource is the global leader in service revenue management, partnering with technology-based companies to optimize maintenance, support and subscription revenue streams, while also improving customer relationships and loyalty. ServiceSource delivers these results via a cloud-based solution, combining its Service Revenue Performance Suite™ of applications with dedicated service sales teams, leveraging a proprietary Service Revenue Intelligence Platform™ of transaction data, benchmarks and best practices. ServiceSource offers its service revenue management solution on a unique pay-for-performance business model that enables a success-driven, shared-risk partnership. The Company is headquartered in San Francisco, and manages service revenue performance for customers across the globe in more than 35 languages.

ServiceSource and any ServiceSource product or service names or logos above are trademarks of ServiceSource International, Inc. All other trademarks used herein belong to their respective owners.

The ServiceSource logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=10784

Forward-Looking Statements

This press release contains forward-looking statements, including statements regarding ServiceSource's potential future financial results and momentum in our business. These forward-looking statements are based on our current assumptions and beliefs, and involve risks and uncertainties that could cause our results to differ materially from those expressed or implied in our forward-looking statements. Those risks and uncertainties include, without limitation, errors in our estimates regarding total market opportunity, changes in market conditions that impact our ability to generate service revenue on our customers' behalf; our ability to generate new customer growth as expected, errors in estimates as to the service revenue we can generate for our customers; risks associated with material defects or errors in our software or the effect of data security breaches; our ability to adapt our solution to changes in the market or new competition; our ability to improve our customers' renewal rates, margins and profitability; our ability to increase our revenue and contribution margin over time from new and existing customers; business strategies; technology development; protection of our intellectual property; investment and financing plans; liquidity; competitive position; the effects of competition; industry environment; potential growth opportunities; and other risks and uncertainties described more fully in our periodic reports filed with the Securities and Exchange Commission, which can be obtained online at the Commission's website at http://www.sec.gov. All forward-looking statements in this press release are based on information currently available to us, and we assume no obligation to update these forward-looking statements.

The following tables reconcile (i) the business outlook net income (loss) to adjusted EBITDA; (ii) the business outlook net income (loss) to non-GAAP net income; and (iii) the business outlook net income (loss) per share to non-GAAP diluted earnings per share for the fourth quarter and full fiscal year:

ServiceSource International, Inc.
Business Outlook
Reconcillation of Net Income (Loss) to Adjusted EBITDA
(in thousands)
(Unaudited)

	Three Months Ended March 31, 2012			Twelve Months Ended December 31, 2012

GAAP Net income (loss) range	$ (3,500)	--	$ (3,000)	$ (11,000)	--	$ (9,000)
Income tax benefit			(1,450)			(5,500)
Interest & other expense, net			250			1,000
Depreciation			2,900			12,900
EBITDA range	$ (1,800)	--	$ (1,300)	$ (2,600)	--	$ (600)
Stock-based compensation			3,800			17,600
Adjusted EBITDA Range	$ 2,000	--	$ 2,500	$ 15,000	--	$ 17,000

GAAP to Non-GAAP Reconcillation
(In thousands, except per share amounts)
(Unaudited)

GAAP net income (loss) range	$ (3,500)	--	$ (3,000)	$ (11,000)	--	$ (9,000)
Non-GAAP adjustments:
Stock-based compensation			3,800			17,600
Amortization of internally-developed software			1,200			5,300
Income tax effect on non-GAAP adjustments and impact of normalizing the effective income tax rate			(2,000)			(8,900)
Non-GAAP net income (loss)	$ (500)	--	$ --	$ 3,000	--	$ 5,000

GAAP diluted net income (loss) per share	$ (0.04)	--	$ (0.04)	$ (0.13)	--	$ (0.11)
Non-GAAP adjustments:
Stock-based compensation			0.05			$ 0.21
Amortization of internally-developed software			0.02			$ 0.06
Income tax effect on non-GAAP adjustments and impact of normalizing the effective income tax rate			(0.03)			$ (0.11)
Non-GAAP diluted net income (loss) per share	$ (0.01)	--	$ 0.00	$ 0.04	--	$ 0.06

Shares used in calculating diluted net income per share on a non-GAAP basis			80,000			83,000

ServiceSource International, Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010

Net revenue	$ 60,779	$ 44,467	$ 205,501	$ 152,935
Cost of revenue (1)	31,007	26,207	113,406	90,048
Gross profit	29,772	18,260	92,095	62,887
Operating expenses
Sales and marketing (1)	13,856	9,479	48,520	35,119
Research and development (1)	3,423	3,261	13,073	7,188
General and administrative (1)	8,955	5,572	33,647	19,378

Total operating expenses	26,234	18,312	95,240	61,685
Income (loss) from operations	3,538	(52)	(3,145)	1,202
Interest expense	(51)	(330)	(503)	(1,271)
Other expense, net	(65)	(150)	(624)	(351)
Income (loss) before provision (benefit) for income taxes	3,422	(532)	(4,272)	(420)
Income tax (benefit) provision	1,769	779	(19,383)	2,147
Net income (loss)	$ 1,653	$ (1,311)	$ 15,111	$ (2,567)

Net income (loss) per common share:
Basic	$ 0.02	$ (0.02)	$ 0.23	$ (0.04)
Diluted	$ 0.02	$ (0.02)	$ 0.21	$ (0.04)

Weighted-average shares used in computing net income (loss) per common share:
Basic	71,602	57,468	66,656	57,284
Diluted	77,823	57,468	73,585	57,284

(1) Includes stock-based compensation expense as follows:

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Cost of revenue	$ 591	$ 283	$ 1,877	$ 1,126
Sales and marketing	1,475	779	4,456	2,993
Research and development	303	205	1,167	803
General and administrative	1,126	805	4,099	3,167
Total stock-based compensation	$ 3,495	$ 2,072	$ 11,599	$ 8,089

ServiceSource International, Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,
	2011	2010
Assets
Current assets:
Cash and cash equivalents	$ 65,983	$ 22,652
Short-term investments	42,882	--
Accounts receivable, net	54,095	49,237
Current portion of deferred income taxes	3,526	1,155
Prepaid expenses and other	7,945	3,344
Total current assets	174,431	76,388
Property and equipment, net	26,840	19,418
Deferred debt issuance costs, net	123	273
Deferred income taxes, net of current portion	30,238	3,780
Other assets, net	995	1,910
Goodwill	6,334	6,334
Total assets	$ 238,961	$ 108,103

Liabilities and Stockholders' / Members' Equity
Current liabilities:
Accounts payable	$ 8,617	$ 3,710
Accrued taxes	4,008	2,369
Accrued compensation and benefits	18,665	11,680
Accrued payables to customers	--	30,640
Other accrued liabilities	7,639	7,575
Current portion of long-term debt	706	2,279
Total current liabilities	39,635	58,253
Long-term debt, net of current portion	958	14,939
Other long-term liabilities	1,352	1,027
Total liabilities	41,945	74,219

Stockholders' / members' equity:
Common shares	--	34,161
Common stock	7	--
Treasury stock / shares	(441)	(441)
Additional paid-in capital	177,796	--
Retained earnings	19,416	--
Accumulated other comprehensive income, net	238	164
Total stockholders' / members' equity	197,016	33,884
Total liabilities and stockholders' / members' equity	$ 238,961	$ 108,103

ServiceSource International, Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Years Ended December 31,
	2011	2010
Cash flows from operating activities
Net income (loss)	$ 15,111	$ (2,567)
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation and amortization	9,372	6,137
Amortization of deferred financing costs	351	186
Accretion of premium on short-term investments	276	--
Loss on extinguishment/modification of debt	--	144
Deferred income taxes	(20,713)	(1,340)
Stock-based compensation	11,599	8,089
Tax benefit from stock-based compensation	(2,528)	(94)
Loss from disposal of assets	46	--
Changes in operating assets and liabilities:
Accounts receivable	(4,972)	(21,222)
Advances to customers	18	723
Prepaid expenses and other	(1,728)	(1,936)
Accounts payable	2,235	1,949
Accrued taxes	1,812	(216)
Accrued compensation and benefits	6,868	3,900
Accrued payables to customers	(30,640)*	23,642
Other accrued liabilities	1,969	5,235
Net cash (used in) provided by operating activities	(10,924)	22,630

Cash flows from investing activities
Acquisition of property and equipment	(14,050)	(9,170)
Purchases of marketable securities	(53,795)	--
Sales of marketable securities	2,113	--
Maturities of marketable securities	8,190	--
Cash used in investing activities	(57,542)	(9,170)

Cash flows from financing activities
Net proceeds from issuances of common stock in public offerings	110,753	--
Proceeds from revolving credit facility	23,424	--
Repayments of revolving credit facility	(23,424)	--
Repayments on long-term debt	(16,252)	(1,776)
Payments of deferred debt issuance costs	(200)	(181)
Cash distributions to members	--	(2,517)
Proceeds from common stock issuances	15,045	556
Repurchases of common shares	--	(315)
Tax benefit from stock-based compensation	2,528	94
Net cash provided by (used in) financing activities	111,874	(4,139)

Net increase in cash and cash equivalents	43,408	9,321
Effect of exchange rate changes on cash	(77)	162
Cash and cash equivalents at beginning of period	22,652	13,169
Cash and cash equivalents at end of period	$ 65,983	$ 22,652

* Activity in 2011 resulted from $18.1 million in payments to Oracle/Sun and the related settlement of accrued payables owed to Oracle/Sun and amounts owed to the Company by Oracle/Sun.

Use of Non-GAAP Financial Measures

To supplement its financial statements presented in accordance with generally accepted accounting principles, or GAAP, ServiceSource also provides investors with non-GAAP net income (loss) per share and Adjusted EBITDA. A reconciliation of these non-GAAP financial measures to the closest GAAP financial measure is presented in the financial tables below under the heading, "GAAP to Non-GAAP Reconciliation."

ServiceSource believes that the non-GAAP financial information provided in this release can assist investors in understanding and assessing its on-going core operations and prospects for the future and provides an additional tool for investors to use in comparing ServiceSource's financial results with other companies, many of which present similar non-GAAP financial measures to investors. The non-GAAP financial information is also presented because it is the basis upon which our management assesses our financial performance.

Non-GAAP net income per share consists of net income (loss) plus stock-based compensation, amortization of internally-developed software and applicable adjustments for a one-time tax benefit related to the conversion of ServiceSource from a limited liability corporation to a Delaware corporation. Stock-based compensation expenses are expected to vary depending on the number of new grants issued, changes in the Company's stock price, stock market volatility, expected option lives and risk-free rates of return, all of which are difficult to estimate.

EBITDA consists of net income (loss) plus depreciation and amortization, interest expense, other expenses, net, and income tax expense and a deduction for income tax benefit. Adjusted EBITDA consists of EBITDA plus non-cash, stock-based compensation expense. In evaluating Adjusted EBITDA, you should be aware that in the future we will incur expenses similar to the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by these expenses or any unusual or non-recurring items.

These non-GAAP measures should not be considered a substitute for, or superior to, financial measures calculated in accordance with GAAP in the United States.

The following table provides a reconciliation of net income (loss) to Adjusted EBITDA:

ServiceSource International, Inc.
Reconciliation of Net Income (Loss) to Adjusted EBITDA
(In thousands)
(Unaudited)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Net income (loss)	$ 1,653	$ (1,311)	$ 15,111	$ (2,567)
Income tax (benefit) provision	1,769	779	(19,383)	2,147
Interest expense	51	330	503	1,271
Other expense, net	65	150	624	351
Depreciation and amortization	2,263	1,702	9,372	6,137
EBITDA	5,801	1,650	6,227	7,339
Stock-based compensation	3,495	2,072	11,599	8,089
Adjusted EBITDA	$ 9,296	$ 3,722	$ 17,826	$ 15,428

ServiceSource International, Inc.
GAAP TO NON-GAAP RECONCILIATION
(Dollars in thousands, except per share data)
(Unaudited)

		Three Months Ended December 31,		Years Ended December 31,
		2011	2010	2011	2010
Gross Profit
GAAP gross profit		$ 29,772	$ 18,260	$ 92,095	$ 62,887
Non-GAAP adjustments:
Stock-based compensation	( A )	591	283	1,877	1,126
Amortization of internally-developed software	( B )	261	282	1,457	1,154
Non-GAAP gross profit		$ 30,624	$ 18,825	$ 95,429	$ 65,167

Gross Profit %
GAAP gross profit		49%	41%	45%	41%
Non-GAAP adjustments:
Stock-based compensation	( A )	1%	1%	1%	1%
Amortization of internally-developed software	( B )	0%	1%	1%	1%
Non-GAAP gross profit%		50%	42%	47%	43%

Operating expenses
GAAP operating expenses		$ 26,234	$ 18,312	$ 95,240	$ 61,685
Stock-based compensation	( A )	(2,904)	(1,789)	(9,722)	(6,963)
Amortization of internally-developed software	( B )	(554)	(271)	(2,477)	(997)
Non-GAAP operating expenses		$ 22,776	$ 16,252	$ 83,041	$ 53,725

Net Income (Loss)
GAAP net income (loss)		$ 1,653	$ (1,311)	$ 15,111	$ (2,567)
Non-GAAP adjustments:
Stock-based compensation	( A )	3,495	2,072	11,599	8,089
Amortization of internally-developed software	( B )	815	553	3,934	2,151
One-time tax benefit due to conversion to corporation	( C )	--	--	(20,740)	--
Income tax effect on non-GAAP adjustments and impact of normalizing the effective income tax rate	( D )	(1,324)	(59)	(3,417)	(1,781)
Non-GAAP net income		$ 4,639	$ 1,256	$ 6,487	$ 5,892

Net Income (Loss) Per Share
GAAP diluted net income (loss) per share		$ 0.02	$ (0.02)	$ 0.21	$ (0.04)
Non-GAAP adjustments:
Stock-based compensation	( A )	0.04	0.03	0.16	$ 0.14
Amortization of internally-developed software	( B )	0.01	0.01	0.05	$ 0.03
One-time tax benefit due to conversion to corporation	( C )	--	--	(0.28)	$ --
Income tax effect on non-GAAP adjustments and impact of normalizing the effective income tax rate	( D )	(0.01)	0.00	(0.05)	$ (0.03)
Non-GAAP diluted net income per share		$ 0.06	$ 0.02	$ 0.09	$ 0.10

Shares used in calculating diluted net income per share on a non-GAAP basis		77,823	59,466	73,585	58,810

Footnotes to GAAP to Non-GAAP Reconciliation

(A) Stock-based compensation. Included in our GAAP presentation of cost of revenue and operating expenses, stock-based compensation consists of expenses for stock options and awards and purchase rights under our stock purchase plan. We exclude stock-based compensation expense from our non-GAAP measures because some investors may view it as not reflective of our core operating performance as it is a non-cash expense.

(B) Amortization of internally-developed software. Included in our GAAP presentation of cost of revenue and operating expenses, amortization of internally-developed software reflects non-cash expense for certain software purchases and software developed or obtained for internal use. We exclude these expenses from our non-GAAP measures because we believe they are not indicative of our core operating performance.

(C) One-time tax benefit due to conversion to corporation. We elected to be treated as a corporation under Subchapter C of Chapter 1 of the United States Internal Revenue Code, effective March 1, 2011, and therefore became subject to federal and state tax expense beginning March 1, 2011. As a result of this tax election, we recorded a net deferred tax asset and a one-time non-cash tax benefit of $20.7 million. We excluded the tax benefit from our non-GAAP measures because it is non-recurring and unique to this one time event and is not indicative of our core operating performance.

(D) Income tax effect on non-GAAP adjustments and impact of normalizing the effective income tax rate.  This adjusts the provision for income taxes to reflect the effect of the non-GAAP items A, B and C noted above on our non-GAAP net income and adjusts the income tax rate to a normalized effective tax rate of 40%.

ServiceSource International, Inc.
Revenue by Segment
(In thousands)
(Unaudited)

	Three Months Ended December 31,
	2011		2010
	$	% of Revenue	$	% of Revenue
NALA	$ 39,047	64%	$ 29,635	67%
EMEA	16,732	28%	12,470	28%
APJ	5,000	8%	2,362	5%
	$ 60,779	100%	$ 44,467	100%

	Years Ended December 31,
	2011		2010
	$	% of Revenue	$	% of Revenue
NALA	$ 127,430	62%	$ 102,411	67%
EMEA	58,344	28%	43,069	28%
APJ	19,727	10%	7,455	5%
	$ 205,501	100%	$ 152,935	100%
CONTACT:  The Blueshirt Group
          Investor Relations
          Todd Friedman
            todd@blueshirtgroup.com
          Stacie Bosinoff
            stacie@blueshirtgroup.com
          415-217-7722